Exhibit 10.20

JOINT VENTURE OPERATING AGREEMENT

OF

PHOTRONICS DNP MASK CORPORATION

between

PHOTRONICS, INC.

and

DAI NIPPON PRINTING CO., LTD.

Dated as of November 20, 2013

TABLE OF CONTENTS

Page

ARTICLE 1. ORGANIZATIONAL MATTERS		1
1.1	Background	1
1.2	Name	1
1.3	Principal Place of Business	2
1.4	Business Purpose	2
1.5	Term	2
1.6	Accounting Consolidation	2
1.7	Transaction Documents	3
1.8	Ratification of Organizational Actions	3
1.9	Articles of Incorporation	3
1.10	Compliance	3
1.11	Pre-Closing Liabilities	3
ARTICLE 2. DEFINITIONS		3
ARTICLE 3. SHARES AND CAPITAL CONTRIBUTIONS		10
3.1	Authorized Shares	10
3.2	Initial Capital Contributions and Share Issuance	10
3.3	Return or Redemption of Capital Contribution	10
3.4	Liability of Shareholders	10
3.5	Revenue	10
ARTICLE 4. FINANCING OF THE COMPANY		11
4.1	Types of Financing	11
ARTICLE 5. MANAGEMENT		11
5.1	Board of Directors	11
5.2	Effect of Reduction in Photronics’ Percentage Interest on Photronics Directors	13
5.3	Effect of Reduction in DNP’s Percentage Interest on DNP Directors	13
5.4	Procedure.	13
5.5	Chairman and Vice-Chairman	14
5.6	Meetings of Shareholders and of the Board of Directors; Quorum	14
5.7	Supervisors	16
5.8	Actions Requiring a Supermajority Vote of Shareholders	16
5.9	Actions Requiring a Supermajority Vote of Directors	16
5.10	Compensation of Directors and Supervisors	16
5.11	Other Activities	16
5.12	Accounting; Records and Reports	17
5.13	Indemnification and Liability of the Directors	19
5.14	Officer	21
5.15	Management Advisory Committee	23
5.16	Non-Disclosure	23
5.17	Maintenance of Insurance	23
5.18	Related Party Agreements	24
ARTICLE 6. OPERATIONS		24
6.1	Headquarters	24
6.2	Operations Plan; Annual Budget	24
6.3	DPTT Employees	24
6.4	Company Employees; Seconded Employees	24

6.5	Service Provider Documents	24
6.6	Compensation and Benefits	25
ARTICLE 7. DISPOSITION AND TRANSFERS OF INTERESTS		25
7.1	Holding of Shares	25
7.2	Transfer Moratorium	25
7.3	Purchase and Sale of Remaining Interest	26
7.4	Change in Control	26
7.5	Purchase and Sale Agreement	27
ARTICLE 8. [INTENTIOANLLY DELETED]		27
ARTICLE 9.		27
9.1	Term of this Agreement	27
9.2	Termination and Cross-termination	27
9.3	Right of Terminating Party	28
ARTICLE 10. DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY		28
10.1	Limitations	28
10.2	Exclusive Causes	28
10.3	Effect of Dissolution	28
10.4	Loss of the Company	28
10.5	Liquidation	29
10.6	Dissolution	29
ARTICLE 11. DISTRIBUTIONS		29
11.1	Use of Cash	29
11.2	Distributions Upon Liquidation	29
11.3	Withholding	29
11.4	Distributions in Kind	Error! Bookmark not defined.
11.5	Limitations on Distributions	29
ARTICLE 12. MISCELLANEOUS		30
12.1	Amendments	30
12.2	No Waiver	30
12.3	Entire Agreement	30
12.4	Further Assurances	30
12.5	Notices	30
12.6	Governing Law	31
12.7	Construction; Interpretation	31
12.8	Rights and Remedies Cumulative	31
12.9	No Assignment; Binding Effect	32
12.10	Severability	32
12.11	Counterparts	32
12.12	Dispute Resolution; Arbitration	32
12.13	Third-Party Beneficiaries	32
12.14	Specific Performance	33
12.15	Consequential Damages	33
12.16	Fees and Expenses	33

SCHEDULES

Schedule A	*

Schedule B	*

Schedule C	*

Schedule D	*

Schedule E	*

Schedule F	*

Schedule G	*

Schedule H	*

Schedule I	*

Schedule J	*

JOINT VENTURE OPERATING AGREEMENT
OF
PHOTRONICS DNP MASK CORPORATION

This JOINT VENTURE OPERATING AGREEMENT (together with the Schedules, as amended or otherwise modified from time to time, this “Agreement”) is made and entered into as of the 20th day of November, 2013, by and between Photronics, Inc., a corporation organized under the laws of the state of Connecticut, U.S.A. with its principal place of business at 15 Sector Road, Brookfield, Connecticut, U.S.A. (“Photronics”) and Dai Nippon Printing Co., Ltd., a corporation organized under the laws of Japan with its principal place of business at 1-1, Ichigaya Kagacho 1-chome, Shinjuku-ku, Tokyo, Japan (“DNP”), with respect to Photronics DNP Mask Corporation, whose name as of the date of this Agreement is Photronics Semiconductor Mask Corporation (the “Company”), a company limited by shares organized and formed under the Company Act of the Republic of China (the “Act”) with its principal place of business at 1F, No. 2, Lising Road, Hsinchu City, Hsinchu Science Park, Taiwan.

ARTICLE 1.
ORGANIZATIONAL MATTERS

1.1	Background

The Company was formed on October 6, 1997 under the Act and will become the joint venture entity contemplated by the Merger Agreement (the "Merger Agreement") to be executed between the Company and DNP Photomask Technology Taiwan Co., Ltd., a corporation organized under the laws of the R.O.C., with its principal place of business at No. 6, Lising 7th Rd., East District, Hsinchu City, Hsinchu Science Park, Taiwan, R.O.C. Upon execution of the Merger Agreement, Photronics will be the sole Shareholder of the Company directly or indirectly, and upon the contributions contemplated under such Merger Agreement, DNP will also become a Shareholder of the Company. The rights and liabilities of the Shareholders shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non‑mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. If any provision of this Agreement is prohibited or ineffective under the Act, this Agreement will be considered amended to the smallest degree possible in order to make such provision effective under the Act. The Shareholders and the Board of Directors shall also cause the Company to take corporate actions and make filings and recordings that are necessary or advisable to effectuate the aforesaid amendment.

1.2	Name

The name of the Company after the completion of the Merger contemplated under the Merger Agreement shall be 台灣美日先進光罩股份有限公司 (Photronics DNP Mask Corporation). The Board of Directors may change the name of the Company from time to time, in accordance with this Agreement and Applicable Law.

1.3	Principal Place of Business

The principal place of business of the Company will be located in 1F, No. 2, Lising Road, Hsinchu City, Hsinchu Science Park, Taiwan.

1.4	Business Purpose

The purpose of the Company shall be *.

1.5	Term

The Company shall continue until the Company is terminated, dissolved or liquidated in accordance with this Agreement and the Act. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to, and as provided in, Article 10 of this Agreement.

1.6	Accounting Consolidation

1.6.1  The Shareholders confirm and agree that, for as long as Photronics and/or an Affiliate of Photronics holds more than fifty percent (50%) of Percentage Interest in the Company in the aggregate, the Company is intended to, and shall be treated as, a consolidated subsidiary of Photronics under United States and Taiwan GAAP. In the event that any term of this Agreement or any relationship, understanding or other agreement, including any Transaction Document, between or among, the Company, Photronics and DNP shall be inconsistent with any existing or future rule, principle or standard governing accounting consolidation of the Company’s financial results by Photronics under GAAP, then this Agreement or such relationship, understanding or other agreement shall be modified, terminated or waived (as the case may be) (each an “Accounting Amendment”) to the minimum extent necessary to grant, allow or permit accounting consolidation of the Company’s financial results by Photronics in accordance with Section 1.6.2.

1.6.2  Where Photronics believes that an Accounting Amendment may be necessary due to any existing or future rule, principle or standard under GAAP,

(a) Photronics shall promptly notify DNP of the reasons for, and content of, any proposed Accounting Amendment in writing;

(b) after Photronics’ above notification, *

1.6.3  For the avoidance of doubt, for as long as Photronics and/or an Affiliate of Photronics holds more than fifty percent (50%) of Percentage Interest in the Company in aggregate, nothing contained herein is intended or shall allow DNP to (a) control the operations or assets of the Company in its sole discretion and (b) have the discretionary power to govern the financial, operating and personnel policies of the Company unless such actions as set forth in (a) and (b) immediately above are permitted under GAAP and agreed to between the parties hereto.

1.7	Transaction Documents

Contemporaneous with the execution of this Agreement, Photronics, DNP, their respective subsidiaries and the Company have entered into the agreements listed on Schedule A-1 hereto and will have agreed to the final form and substance of the exhibits attached as Schedule A-2, as applicable (collectively, the “Transaction Documents”). The timing and execution of the Transaction Documents is governed by the Framework Agreement.

1.8	Ratification of Organizational Actions

When necessary, the Shareholders will, by a resolution adopted by the Shareholders’ meeting of the Company, authorize the Company, and ratify all action having been taken by or on behalf of the Company (including by its Officers) prior to the date hereof, to execute and deliver the Transaction Documents to which it is a party, including all certificates, agreements and other documents required in connection therewith.

1.9	Articles of Incorporation

The Shareholders agree that as of the completion of the Merger contemplated under the Merger Agreement, the Articles of Incorporation of the Company shall substantially be in the form attached hereto as Schedule I.

1.10	Compliance

For as long as Photronics and/or an Affiliate of Photronics hold more than fifty percent (50%) of Percentage Interest in the Company, the Company will comply with Photronics health and safety and environmental and corporate compliance policies, procedures, programs and standards. In the event the Company has any concerns about any compliance matters including but not limited to antitrust concerns the Company will consult with counsel for the Company.

1.11	Pre-Closing Liabilities

DNP agrees to be responsible for any and all DPTT Pre-Closing Liability, and Photronics agrees to be responsible for any and all PSMC Pre-Closing Liability.

ARTICLE 2.
DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Accounting Amendment” is defined in Section 1.6.1.

“Accounting Amendment Closing” is defined in Section 1.6.2(b).

“Accounting Amendment Closing Price” is defined in Section 1.6.2(b).

“Accounting Amendment Option” is defined in Section 1.6.2(b).

“Accounting Amendment Option Notice” is defined in Section 1.6.2(b).

“Act” is defined in the preamble.

“Additional Contributions” is defined in Section 4.1.2(a).

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists. The parties acknowledge and agree that neither DNP nor Photronics is presently controlled by any other Person. Notwithstanding the foregoing, a Company Entity shall not be deemed to be an Affiliate of either DNP or Photronics, except where expressly provided in this Agreement.

“Agreement” is defined in the preamble.

“Annual Budget” is defined in Section 6.2.

“Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended from time to time.

“Board of Directors” means, at any time, the Board of Directors of the Company.

“Business” shall mean all activities related to or reasonably required in connection with the design, development fabrication and sale of integrated circuit photomasks.

“Business Day” means a full banking business day in the State of Connecticut, Japan and Taiwan.

“Business Plan” is defined in Section 6.2.

“Capital Contributions” means, with respect to any Shareholder, the total amount of cash and the initial agreed upon asset value of property (other than cash) contributed to the capital of the Company by such Shareholder.

“Cash” means cash and cash equivalents determined by the Board of Directors in good faith consistent with GAAP.

“Chairman of the Board” is defined in Section 5.5.

“Change in Control” shall be deemed to have occurred, with respect to Photronics or DNP, when: *

For the purpose of this definition, a “group” means two or more Persons who, acting for a common purpose, which act based on their mutual consent in the form of a contract, an agreement or others; and a “beneficial owner” means any Person who owns the shares or other assets under his/her/its own name or under the name of a third party (i.e. a nominee) where: (i) such Person (a) provides said shares or assets or (b) provides the funds to acquire such shares or assets to the nominee directly or indirectly; or (ii) the principal has the right to manage, utilize or dispose of the shares or assets held by the nominee; or (iii) entire or partial profits or losses of the shares or assets held under the name of the nominee are assumed by the principal.

“Change in Control Closing” is defined in Section 7.4.2.

“Change in Control Closing Price” is defined in Section 7.4.3.

“Change in Control Notice” is defined in Section 7.4.1.

“Company” is defined in the preamble.

“Company Accountant” shall mean initially Deloitte Touche LLP or such other independent accounting firm as appointed from time to time by the Board of Directors.

“Company Assets” means all direct and indirect rights and interests in real and personal property owned by the Company and its subsidiaries from time to time, and shall include both tangible and intangible property (including Cash). For the sake of clarity, “Company Assets” shall not be deemed to include any right or interest owned by Photronics or DNP or their respective Affiliates, including, without limitation, any rights licensed from third parties to Photronics or DNP unless authorized by such third parties.

“Company Entity” means the Company, or any of its directly or indirectly majority owned subsidiaries (whether organized as corporations, limited liability companies or other legal entities).

“Company Liabilities” means all direct and indirect liabilities and obligations of the Company and its subsidiaries from time to time including the aggregate undistributed amounts due to Shareholders to pay Taiwanese taxes on any income allocated to them. In determining the amount of such liabilities, any contingent liabilities, guarantees or other amounts that are not recorded on the Company’s consolidated balance sheet shall be included and reserved against at the fair probable value thereof as reasonably determined by the Board of Directors in accordance with GAAP.

“Directors” is defined in Section 5.1.3.

“DNP” is defined in the preamble.

“DNP Director” means any of the Directors designated by DNP to serve on the Board of Directors in accordance with Section 5.1.3.

“DPTT” means DNP Photomask Technology Taiwan Co., Ltd., a company limited by shares incorporated under the Act.

"DPTT Pre-Closing Liability" means any and all liabilities and claims arising against DPTT (whether or not made against DPTT or against the Company after the completion of the Merger as contemplated in the Merger Agreement) by any third party which are attributable to events occurred prior to the completion of the Merger as contemplated in the Merger Agreement and are not: (i) reflected in the latest financial statements of DPTT which were made available to Photronics prior to the execution of this Agreement; (ii) taken into consideration and reflected by the relevant adjustment(s) made under Exhibit 5-3 (NWC Proposal) of the Framework Agreement (excluding those that are not required to be taken into consideration thereunder); and (iii) otherwise indemnified by DNP pursuant to Section 12 of the Framework Agreement or recovered from third parties.

“Economic Interest” means a Person’s right to share in allocations of Net Profits, Net Losses and other items of income, gains, losses, deductions and credits hereunder and to receive distributions from the Company as set forth in this Agreement, but does not include any other rights of a Shareholder including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” means the date of the Closing (as defined in the Merger Agreement).

“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

“Fiscal Months” is defined in Section 5.12.1.

“Fiscal Quarters” is defined in Section 5.12.1.

“Fiscal Year” is defined in Section 5.12.1.

“Force Majeure” means any cause or causes beyond the reasonable control of the Company, including, but not limited to, acts of God, industrial disturbances, wars, terrorism, epidemics, blockages, embargoes, insurrections, riots, explosions, fires, earthquake, floods, perils of the sea.

“Framework Agreement” means the Joint Venture Framework Agreement of even date herewith executed by and between Photronics and DNP.

“GAAP” means generally accepted accounting principles in Taiwan and/or United States, as applicable, as in effect from time to time.

“GAAS” means generally accepted auditing standards in Taiwan and/or United States, as applicable, as in effect from time to time.

“General Manager” is defined in Section 5.14.1.

“Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government, stock exchange or self‑regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Increasing Shareholder” is defined in Section 5.4

“Indemnified Loss” is defined in Section 5.13.1.

“Indemnitee” is defined in Section 5.13.1.

“Interest” means the entire ownership interest of a Shareholder in the Company at any particular time, including without limitation, the Shareholder’s Shares and Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Shareholder may be entitled as provided in this Agreement, together with the obligations of such Shareholder to comply with all of the terms and provisions of this Agreement. An Interest may be expressed as a number of Shares.

“Liquidating Event” is defined in Section 10.2.

“Liquidators” is defined in Section 10.5.1.

“Majority Shareholder” is defined in Section 7.3.1.

“Management Advisory Committee” is defined in Section 5.15.

“Minority Closing” is defined in Section 7.3.2.

“Minority Closing Price” is defined in Section 7.3.3.

“Minority Shareholder” is defined in Section 7.3.1.

“Net Book Value” means,*.

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period.

“Officer” is defined in Section 5.14.3.

“Overseas Customers” shall mean *.

“Percentage Interest” means, with respect to a Shareholder holding one or more Shares, its Interest in the Company as determined by dividing the number of Shares owned by such Shareholder by the total number of Shares of the Company then outstanding. For the purposes of this Agreement, the aggregate Percentage Interest of all entities directly or indirectly wholly owned by Photronics or DNP, as the case may be, shall be the basis for calculating the Percentage Interest of Photronics and DNP.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

“Photronics” is defined in the preamble.

“Photronics Director” means any of the Directors designated by Photronics to serve on the Board of Directors in accordance with Section 5.1.3.

“PSMC” means Photronics Semiconductor Mask Corporation, a company limited by shares incorporated under the Act.

"PSMC Pre-Closing Liability" means any and all liabilities and claims arising against the Company by any third party which are attributable to events occurred prior to the completion of the Merger as contemplated in the Merger Agreement and are not: (i) reflected in the latest financial statements of the Company which were made available to DNP prior to the execution of this Agreement; (ii) taken into consideration and reflected by the relevant adjustment(s) made under Exhibit 5-3 (NWC Proposal) of the Framework Agreement (excluding those that are not required to be taken into consideration thereunder); and (iii) otherwise indemnified by Photronics pursuant to Section 12 of the Framework Agreement or recovered from third parties.

“Reducing Shareholder” is defined in Section 5.4.

“Related Party Agreement” is defined in Section 5.18.

“Representative” is defined in Section 5.13.6(d).

“Required Funding Date” is defined in Section 4.1.2(a).

“Seconded Employees” is defined in Section 6.4.

“Service Provider Documents” is defined in Section 6.5.1

“Share” means equity interest of the Company issued pursuant to Article 3 of this Agreement. Shares may be issued in whole numbers of a fractional interest. As of the completion of the Merger contemplated under the Merger Agreement, the Shares are to be held by the Shareholders in accordance with Schedule C.

“Shareholder” means a Person owning Shares.

“Shortfall” means the dollar difference between a requested Additional Contribution and the actual amount a Shareholder pays of such Additional Contribution.

“Tax” or “Taxes” means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

“Territory” means * .

“Transaction Documents” is defined in Section 1.7.

“Transfer” (including, with correlative meaning, the term “Transferred”) means, with respect to any Share or Economic Interest or portion thereof, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

“Supermajority Vote of Directors”*.

“Supermajority Vote of Shareholders”*

“Vice General Manager” is defined in Section 5.14.1.

“Voting Stock” is defined in the definition of “Change in Control.”

ARTICLE 3.
SHARES AND CAPITAL CONTRIBUTIONS

3.1	Authorized Shares

The Company is authorized to issue equity interests (which should be common shares with the par value at * per share) in the Company designated as “Shares”. The total number of authorized Shares and issued Shares of the Company as of the completion of the Merger contemplated under the Merger Agreement shall be set forth in the Merger Agreement.

3.2	Initial Capital Contributions and Share Issuance

The Shareholders acknowledge and agree that the names and address of each Shareholder, Percentage Interests of, and number of Shares owned by, the Shareholders as of the completion of the Merger contemplated under the Merger Agreement are as set forth on Schedule C.

3.3	Return or Redemption of Capital Contribution

Except as otherwise provided in this Agreement or approved by a Supermajority Vote of Shareholders: (a) no Shareholder shall demand or be entitled to receive a return of or interest on any portion of its Capital Contributions; and (b) no Shareholder shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions. Except as otherwise provided in this Agreement or approved by a Supermajority Vote of Board, the Company shall not redeem or repurchase the Shares of any Shareholder. Provided in all three cases that any such return, distribution or redemption that is permitted hereunder shall be pro rata based upon the Shareholders’ respective Percentage Interests and in compliance with Applicable Law.

3.4	Liability of Shareholders

Except as otherwise required by any non-waivable provision of the Act or other Applicable Law and except as provided in this Agreement or other agreements between the Company and one or more Shareholders or their Affiliates, no Shareholder shall be liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise solely by reason of being a Shareholder.

3.5	Revenue

The Shareholders hereby agree* .

ARTICLE 4.
FINANCING OF THE COMPANY

4.1	Types of Financing

4.1.1  General. The Shareholders expect the Company to be self funding. The Shareholders shall not be obliged to make any kind of additional investment (including the Additional Contributions, loan to the Company and guaranteeing a loan of the Company) into the Company upon or after the completion of the Merger contemplated under the Merger Agreement. Nevertheless, the Board of Directors shall be responsible for determining the type of financing required to fund the operations of the Company and will evaluate Capital Contributions from the Shareholders or incurring debt from the Shareholders or from public, private or bank markets, in each case as permitted under this Agreement; the Board of Directors will then decide on the type of funding that is in the best interests of the Company at the time of the decision.

4.1.2  Shareholder Contributions.

(a)  If the Board of Directors determines that the Company requires additional funding via a Capital Contribution from the Shareholders to the Company, the Shareholders shall have the right to make such Capital Contributions to the Company pro-rata based on such Shareholder’s Percentage Interest (the “Additional Contributions”) of up to * in aggregate during the four year period following the date of the completion of the Merger contemplated under the Merger Agreement, and up to * in any one year period during such four year period. Request for Additional Contributions shall be made by written notice by the Board of Directors, provided that if any of the Shareholders intends to cause the Board of Directors to approve an Additional Contributions, it shall notify the other Shareholder in writing and any such written notice shall include the amount of required Capital Contribution and the required funding date (“Required Funding Date”) to be approved by the Board of Directors and shall be sent to the other Shareholder at least ninety (90) calendar days prior to the relevant meeting of the Board of Directors. Such Required Funding Date shall correspond to the end of a Fiscal Month. All Additional Contributions shall be made in New Taiwan Dollars or equivalent in US Dollars. Where the Applicable Law grants employees of the Company any subscription rights and no exception in the Applicable Law is available to the Company, the Shareholders agree to use their best efforts to cause the employees of the Company to waive any rights they may have under the Applicable Law to subscribe to any additional Shares to be issued in connection with any Additional Contributions.

(b)  In the event that any Shareholder determines to*

ARTICLE 5.
MANAGEMENT

5.1	Board of Directors

5.1.1  Powers. Except as otherwise required by any non-waivable provision of the Act or other Applicable Law or expressly provided in this Agreement, all management powers over the business, property and affairs of the Company are exclusively vested in a board of directors (the “Board of Directors”), and no Shareholder shall have any right to participate in or exercise control or management power over the business and affairs of the Company or otherwise to bind, act or purport to act on behalf of the Company in any manner. Subject to any non-waivable provision of Applicable Law and the limitations set forth in this Agreement, the Board of Directors shall have all the rights and powers that may be possessed by the Board of Directors under the Act, which shall include, without limitation, the power to incur indebtedness, the power to enter into agreements and commitments of all kinds, the power to manage, acquire and dispose of Company Assets, and all ancillary powers necessary or convenient to the foregoing. Without limiting the general authority granted by the immediately preceding sentence, the majority of the Board of Directors shall have the authority set forth on Schedule D hereto. The Board of Directors may also designate one or more persons to open bank accounts and conduct other banking business on behalf of the Company. The Directors shall devote such time to the business and affairs of the Company as is reasonably necessary for the performance of their duties, but shall not be required to devote full time to the performance of such duties.

5.1.2  Evaluation of General Manager. The Board of Directors will be responsible for supervision and evaluation of the Company’s General Manager on an ongoing basis, including at least an annual review of his or her performance to ensure he or she is acting in accordance with prudent business practices.

5.1.3  Number of Directors; Appointment of Directors. Both parties shall cause the Company to hold an extraordinary general shareholders’ meeting not later than on the *calendar day (or a later day agreed by both parties) after the completion of the Merger contemplated under the Merger Agreement to elect some or all Directors and supervisors of the Company and such members shall have the same term of office as provided below. The Board of Directors shall consist of seven (7) individuals (each such individual, a “Director”) and the term of their office shall be three (3) years. Subject to Sections 5.2 and 5.3 below, in the aforesaid extraordinary general shareholders’ meeting and subsequent general shareholders’ meetings of the Company in which the Directors are to be re-elected, four (4) of the representatives appointed by Photronics and three (3) of the representatives appointed by DNP shall be elected as the Directors. If a Director resigns (including by death or retirement) or is removed either by the Shareholder who appointed such Director as provided for under the Act or in accordance with Section 5.2 or 5.3, each newly appointed Director shall hold office for the remaining term of the replaced Director. Each Shareholder having the right to nominate a Director pursuant to this Section 5.1.3 shall have the right, in its sole discretion, to remove such Director at any time, by delivery of written notice to the Company with a copy to each of the other Shareholder and the Director(s) to be removed. In the case of a vacancy in the office of a Director for any reason (including by reason of death, resignation, retirement, expiration of such Director’s term or removal pursuant to the preceding sentence), the vacancy shall be filled by the Shareholder that nominated the Director in question; provided, however, that in the case of a vacancy created due to a change in a Shareholder’s Percentage Interest as described in Section 5.2 or 5.3, such vacancy shall be filled in accordance with Section 5.2 or 5.3. Each Shareholder shall notify the other Shareholder and the Company of the name, business address and business telephone, e-mail address and facsimile numbers of each Director that such Shareholder has nominated. Each Shareholder shall promptly notify the other Shareholder and the Company of any change in such Shareholder’s nominated Director or of any change in their Director’s address or other contact information.

5.2	Effect of Reduction in Photronics’ Percentage Interest on Photronics Directors

Subject to Section 5.4 below, the number of Directors that Photronics can appoint to or maintain on the Board of Directors shall depend on Photronics Percentage Interest as follows:

Photronics’s Percentage Interest	Number of Photronics Directors
> 80%	*
> 50% and ≦ 80%	*
≧ 20% and ≦ 50%	*
> 0% and < 20%	*

5.3	Effect of Reduction in DNP’s Percentage Interest on DNP Directors

Subject to Section 5.4 below, the number of Directors that DNP can appoint to or maintain on the Board of Directors shall depend on DNP Percentage Interest as follows:

DNP’s Percentage Interest	Number of DNP Directors
> 80%	*
> 50% and ≦ 80%	*
≧ 20% and ≦ 50%	*
> 0% and < 20%	*

5.4	Procedure.

If either Shareholder’s Percentage Interest should be below any of the threshold levels set forth in Sections 5.2 or 5.3 above more than three (3) months and if such Shareholder (the “Reducing Shareholder”) then has more designees serving on the Board of Directors than the number to which it is entitled, such Reducing Shareholder shall immediately identify by written notice to the Company with a copy to the other Shareholder (the “Increasing Shareholder”) the designee or designees on the Board of Directors that will cease serving on the Board of Directors, and each such designee shall thereupon cease to be a Director or member of the Board of Directors. If such Reducing Shareholder fails to make such designation within five (5) Business Days after written demand by the Increasing Shareholder, the Increasing Shareholder may for and on behalf of the Reducing Shareholder and its designee(s) (and the Reducing Shareholder hereby, and shall cause its designee(s) to, irrevocably authorize the Increasing Shareholder to) designate by written notice to the Company with a copy to the Reducing Shareholder one or more (as appropriate) of the Reducing Shareholder’s designees on the Board of Directors that will cease serving on the Board of Directors and each such designee shall thereupon cease to be a Director or member of the Board of Directors. Upon the written notice described in either of the immediately preceding two sentences, the Shareholders agree to collaborate to cause the Board of Directors to convene a meeting of the Shareholders as soon as practicable to fill the vacancies created by such removals in accordance with the provisions of Sections 5.2 and 5.3. Similarly, if a Shareholder whose Percentage Interest fell below any threshold level set forth in Section 5.2 or 5.3 subsequently increases its Percentage Interest above any such level, the process shall be reversed.

5.5	Chairman and Vice-Chairman

A Chairman of the Board of Directors (the “Chairman of the Board”) shall preside at all meetings of the Board of Directors. The Chairman of the Board shall be selected from and among the Directors appointed by Photronics; provided, however, *

5.6	Meetings of Shareholders and of the Board of Directors; Quorum

5.6.1  Shareholder Meetings. At any time, and from time to time, the Board of Directors may call meetings of the Shareholders. Special meetings of the Shareholders for any proper purpose or purposes may be called at any time by the Board of Directors. Written notice of any such meeting shall be given to all Shareholders. No less than twenty (20) calendar days’ written notice shall be given for an annual meeting of the Shareholders and no less than ten (10) calendar days’ written notice shall be given for any special meetings of the Shareholders. Each meeting of the Shareholders shall be conducted by the Chairman of the Board of Directors. Where the Chairman of the Board is on leave or cannot exercise his power and authority for any cause, the meeting of the Shareholders shall be conducted by the Vice-Chairman of the Board, or any designee appointed in accordance with the Act. Each Shareholder may authorize any Person by written proxy to act for it or on its behalf on all matters in which the Shareholder is entitled to participate. Each proxy must be signed by a duly authorized officer of the Shareholder. All other provisions governing or otherwise relating to the convening of meetings of the Shareholders shall from time to time be established in the sole discretion of the Board of Directors (acting reasonably). Each of the Shareholders shall have the obligation to attend the meeting of the Shareholders, whether in person or by proxy, for the purpose of the quorum, provided that nothing in the foregoing shall be construed to restrict any Shareholder on how to exercise its voting rights (including abstaining from voting). In the event that any of the Shareholders fails to attend a meeting of the Shareholders due to reasons other than those that are unattributable to such Shareholder or its representative(s) (including, without limitation, Force Majeure, accident and illness) and taking into account that such Shareholder should use its best efforts to issue a proxy for such meeting, resulting in a failure of reaching a quorum, it shall be deemed as a material breach of this Agreement and bad faith of such Shareholder in performing its obligations hereunder.

5.6.2  Board Meetings. The Board of Directors shall hold meetings at least once every Fiscal Quarter. Unless a higher quorum is required by Applicable Law, the presence of four (4) Directors, in each case, in person or by video conference, shall be necessary and sufficient to constitute a quorum for the purpose of taking action by the Board of Directors at any meeting of the Board of Directors. Each Director may authorize any other Director by written proxy to act for or on behalf of such Director on all matters in which such Director is entitled to participate. Each Shareholder shall be responsible for the expenses of the Director(s) appointed by such Shareholder in connection with all meetings of the Board of Directors. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have such other duties and responsibilities as may be assigned to him or her by the Board of Directors. The Chairman of the Board must include any item submitted by a Shareholder or General Manager for consideration at a meeting of the Board of Directors, may not cut off debate on any matter being considered by the Board of Directors and shall call for a vote on any matter at the request of any Director or General Manager. Each of the Directors shall have the obligation to attend each of the meetings of the Board of Directors, whether in person or by proxy, for the purpose of the quorum, provided that nothing in the foregoing shall be construed to restrict any Director on how to exercise his/her voting rights (including abstaining from voting). In the event that any of the Directors fails to attend two meetings of the Board of Directors consecutively due to reasons other than those that are unattributable to such Director or its proxy (including, without limitation, Force Majeure, accident and illness) and taking into account that such Director should use his/her best efforts to issue a proxy for such meeting, resulting in failure of reaching a quorum, it shall be deemed as a material breach and bad faith of the Shareholder who nominates such Director in performing such Shareholder’s obligations hereunder.

5.6.3  Notice; Waiver. Except in the case of emergency as provided under the Act, the regular quarterly meetings of the Board of Directors described in Section 5.6.2 shall in principle be held upon not less than seven (7) Business Days’ written notice. Additional meetings of the Board of Directors may be held upon the request of any Director to the Chairman of the Board, upon not less than seven (7) Business Days’ written notice (which may be given, to the extent permitted by Applicable Law, via confirmed facsimile, confirmed e-mail or other manner provided for in Section 12.5). No action taken by the Directors at any meeting shall be valid unless the requisite quorum is present.

5.6.4  Voting of Directors. Except as otherwise expressly provided in this Agreement and/or Applicable Law, all actions, determinations or resolutions of the Board of Directors shall require the affirmative vote or consent of a majority of the Board of Directors present at any meeting at which a quorum is present. Each Director shall be entitled to one (1) vote, and Directors shall be entitled to cast their vote through proxies.

5.6.5  Meetings. All meetings of the Board of Directors or the Shareholders shall be conducted in English. Directors and their proxies shall have the right to participate in all meetings of the Board of Directors by means of a video conference or similar communications equipment by means of which all persons participating in the meeting can see and hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

5.6.6  Reliance by Third Parties. For convenience and subject to Applicable Laws, each party agrees that any Person dealing with the Company, Photronics Director, DNP Director, or any Officer may rely upon a certificate signed by any one Photronics Director and one DNP Director as to: (a) the identity of any Director or Officer; (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Directors or Officers or in any other manner germane to the affairs of the Company; (c) the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company, Photronics, DNP, any Director or any Officer.

5.7	Supervisors

The Company shall have two (2) supervisors. Each of Photronics and DNP shall be entitled to designate one (1) representative to be elected as the supervisor.

5.8	Actions Requiring a Supermajority Vote of Shareholders

Notwithstanding the provisions of Section 5.6.4 or any other provisions of this Agreement, the Company may not, and no Shareholder or Director may cause the Company to, take any of the actions specified in Schedule F (or any other action specified in this Agreement as requiring a Supermajority Vote of Shareholders) without obtaining the Supermajority Vote of Shareholders.

5.9	Actions Requiring a Supermajority Vote of Directors

Notwithstanding the provisions of Section 5.6.4 or any other provisions of this Agreement, the Company may not, and no Shareholder or Director may cause the Company to, take any of the actions specified in Schedule G (or any other action specified in this Agreement as requiring a Supermajority Vote of Directors) without obtaining the Supermajority Vote of Directors.

5.10	Compensation of Directors and Supervisors

The Directors and supervisors shall not be entitled to any compensation in their capacities as Directors and supervisors unless otherwise agreed upon in writing by all of the Shareholders.

5.11	Other Activities

Subject to Applicable Law and the provisions of the Transaction Documents*

5.12	Accounting; Records and Reports

5.12.1  Accounting and Fiscal Year. The books, records and accounts of the Company, including for all applicable tax purposes, will be maintained in accordance with such methods of accounting as shall be reasonably determined by the Board of Directors. The fiscal year of the Company (“Fiscal Year”), including each of the fiscal quarters (the “Fiscal Quarters”) and each of the fiscal months (“Fiscal Months”) thereof, shall correspond to that of Photronics for as long as Photronics and/or an Affiliate of Photronics hold more than fifty percent (50%) of Percentage Interest in the Company in the aggregate.

5.12.2  Books and Records. The Board of Directors shall cause to be kept, at such location as the Board of Directors shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements and other financial activities of the Company in accordance with Photronics’ record retention policies for as long as Photronics and/or an Affiliate of Photronics hold more than fifty percent (50%) of Percentage Interest in the Company in the aggregate. The Board of Directors shall also cause to be kept at such location copies of each of the following:

(a)  a current list of the full name and last known address of each Shareholder, and the capital account, number of Shares and Percentage Interest held by each Shareholder;

(b)  a current list of the full name and last known address of each Director;

(c)  the Articles of Incorporation of the Company, including any amendments to the Articles of Incorporation;

(d)  the Company’s federal, state and local income tax returns and reports, if any, for the seven (7) most recent Fiscal Years;

(e)  this Agreement and any amendments to this Agreement;

(f)  financial statements of the Company for the five (5) most recent Fiscal Years; and

(g)  minutes of all meetings of the Board of Directors and the Shareholders.

5.12.3  Reports. The Board of Directors shall also cause to be sent to each Shareholder of the Company, the following:

(a)  within forty-five (45) days after the Effective Date, the Company shall provide each Shareholder with an unaudited balance sheet of the Company as of the Effective Date;

(b)  within one hundred eighty (180) days following the end of each Fiscal Year, such information as may be reasonably required by the Shareholders for preparation of their respective federal, state and local income or franchise tax returns;

(c)  a copy of the Company’s federal, state and local income tax or information returns for each Fiscal Year, concurrent with the filing of such returns;

(d)  within seventy five (75) days after the end of each Fiscal Year, the Company shall provide each Shareholder with an audited balance sheet, income statement and statement of cash flows for and as of the last day of the Fiscal Year then ended, prepared in accordance with GAAP and audited in accordance with GAAS as well as such other financial information as any Shareholder may reasonably request to enable such Shareholder and its Affiliates to prepare their consolidated quarterly and annual financial statements;

(e)  within forty five (45) days after the end of each Fiscal Quarter or Fiscal Year, the Company shall provide each Shareholder with an unaudited balance sheet, income statement and statement of cash flows for and as of the last day of the year or quarter (as appropriate) then ended, prepared in accordance with GAAP, as well as such other financial information as any Shareholder may reasonably request to enable such Shareholder and its Affiliates to prepare their consolidated quarterly and annual financial statements; and

(f)  within a reasonable period of time, notice of any material litigation filed against the Company or any written claim by a Governmental Authority of any material violation of any state, federal or foreign law, statute, rule or regulation.

If Japanese generally accepted accounting principles have been amended, both parties agree that; (a) the time limit set forth in this Section 5.12.3 shall be amended accordingly, and to the extent DNP deems reasonably necessary, by the notice from DNP to the Company, and (b) both parties shall cause the Company to use all reasonable efforts to send all necessary financial information as DNP may reasonably request to enable DNP and its Affiliates to prepare their consolidated quarterly and annual financial statements.

5.12.4  Access to Company Books and Records.

(a)  To the extent not in violation of Applicable Law, the terms of the Transaction Documents and the Company’s confidential obligations (statutory or contractual) to third parties, Shareholders (personally or through an authorized representative) may, for purposes reasonably related to their interests in the Company, during reasonable business hours (i) examine and copy (at their own cost and expense) the books and records of the Company, including the records listed in Section 5.12.2, and (ii) have access to the Company’s management, internal and external accountants and attorneys, plans, properties and other assets to conduct investigations regarding the Business and assets of the Company at such Shareholder’s sole expense, and the Company shall reasonably cooperate with such Shareholder in such investigations. Any information obtained as a result of this Section 5.12.4 shall be used by a Shareholder solely for purposes reasonably related to such Shareholder’s participation in the Company and shall be subject to Section 5.16 of this Agreement.

(b)  Any Shareholder’s request for documents or request to inspect or copy documents or have access to the Company’s management, plans, properties and other assets under this Section 5.12.4 (i) may be made by that Shareholder or that Shareholder’s authorized representative and (ii) shall be made in writing to the General Manager and shall state the purpose of such demand. If a Shareholder is not satisfied with the response of the General Manager, the Shareholder may make such request to the Management Advisory Committee and/or the Board of Directors.

5.13	Indemnification and Liability of the Directors

5.13.1  Indemnification. The Company shall indemnify and hold harmless each Director, the General Manager and all other Officers (individually, an “Indemnitee”) to the fullest extent permitted by Applicable Law from and against any and all losses, claims, demands, costs, damages, liabilities, whether joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (each an “Indemnified Loss”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved as a defendant, or threatened to be involved as a defendant (other than all claims, demands, actions, suits or proceedings brought by the Shareholder who nominated such Director, if applicable), relating to the performance or nonperformance of any act concerning the activities of the Company or by reason of the Indemnitee’s status as a Director, General Manager or Officer, as applicable, regardless of whether the Indemnitee retains such status at the time any such Indemnified Loss is paid or incurred, if (a) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and (b) the Indemnitee’s conduct did not constitute an act or omission which involved intentional misconduct or a knowing violation of the law or gross negligence. The termination of an action, suit or proceeding by judgment, order, or settlement shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (a) or (b) above.

5.13.2  Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 5.13 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding.

5.13.3  Company Expenses. Any indemnification provided hereunder shall be satisfied solely out of the Company Assets, as an expense of the Company. No Shareholder shall be subject to liability by reason of these indemnification provisions.

5.13.4  No Other Rights. The provisions of this Section 5.13 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person; provided, however, that the indemnification rights provided in this Section 5.13 will inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitee.

5.13.5  No Liability. No Indemnitee shall be liable to the Company or to any Shareholder for any losses sustained or liabilities incurred as a result of any act or omission of any Indemnitee if (a) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and (b) the Indemnitee’s conduct did not constitute an act or omission which involved intentional misconduct or a knowing violation of the law or gross negligence.

5.13.6  No Fiduciary Duties.

(a)  In connection with the determination of any and all matters presented for action to the Shareholders, the Board of Directors or the Management Advisory Committee, as applicable, the Shareholders acknowledge and agree that each Shareholder will be acting on its own behalf and each Representative serving on the Board of Directors or the Management Advisory Committee will be acting on behalf of the Shareholder that appointed such Representative, to the fullest extent permitted by Applicable Law.

(b)  Each Shareholder may act, and, to the fullest extent permitted by Applicable Law, will be protected for acting, in its own interest (subject to the express terms of any contract entered into by such Shareholder) without regard to the interest of the other Shareholder, and, subject to Section 5.13.6(c), each Representative may act, and, to the fullest extent permitted by Applicable Law, will be protected for acting, at the direction or control of, or in a manner that such Representative believes is in the best interest of, the Shareholder that appointed the Representative without regard to the interest of the other Shareholder.

(c)  Each of the Shareholders hereby waives, and shall cause the Company to waive, on its own behalf and on behalf of each of its subsidiaries, to the fullest extent permitted by Applicable Law, any claim or cause of action against any Shareholder or Director or member of the Management Advisory Committee appointed by a Shareholder based on the determination of any and all matters presented for action to the Shareholders, the Board of Directors or the Management Advisory Committee, as applicable; provided, however, the foregoing will not limit any Shareholder’s obligation under, or liability for, breach of the express terms of this Agreement, other Transaction Documents or any other agreement that they have entered into with the Company or any of its subsidiaries or the other Shareholder. Each of the Shareholders acknowledges that no Shareholder shall negotiate or enter into or request or otherwise cause the Company to negotiate or enter into any agreement or transaction that would result in such Shareholder or any of its Affiliates receiving any financial consideration or other tangible property incentive, payment or other form of financial consideration or other tangible property consideration from any Governmental Authority or Person based upon the Company’s taking an action (including hiring any employees, undertaking any construction or purchasing any equipment) or entering into such agreement or transaction other than as a Shareholder of the Company pursuant to this Agreement, and any Shareholder who receives any such consideration or other tangible property incentive, payment or other form of financial consideration or other tangible property consideration from any Governmental Authority or Person in respect of the Company’s activities, shall promptly convey such consideration or other tangible property incentive, payment or other form of financial consideration or other tangible property consideration from any Governmental Authority or Person to the Company as a supplemental Capital Contribution without consideration including any adjustment in the Shares or Economic Interest of, or balance of requested Additional Contribution owed by, such Shareholder.

(d)  The term “Representative” shall mean, with respect to a Shareholder, the Directors and members of the Management Advisory Committee appointed by such Shareholder.

5.14	Officer

5.14.1  General Manager and Vice General Manager. The Company will have a general manager (the “General Manager”) to be selected by Photronics with input from the Board of Directors and DNP; provided, however, that if the Percentage Interest of Photronics falls below*.

5.14.2  Duties and Powers of the General Manager. The General Manager shall, subject to the control of the Board of Directors, have general supervision, direction and control of the day-to-day affairs of the Company and shall report directly to the Board of Directors. Unless limited by the Board of Directors or this Agreement, he or she shall have the general powers and duties of management usually vested in the office of chief executive officer of corporations and shall have such other powers and duties as may be prescribed by the Board of Directors.

5.14.3  Other Officers; Employment; Removal. The Company may also have a chief financial officer, a secretary and such other officers as determined by the Board of Directors after input from the General Manager and the Vice General Manager, each of whom will be accountable to the General Manager (the General Manager, the Vice General Manager and any other officers elected in accordance with this Section 5.14.3, each, an “Officer” and collectively, the “Officers”). Subject to Section 5.14.1, the General Manager, the Vice General Manager and any other Officer may be removed at any time upon an affirmative vote of the majority of the Board of Directors and the consent of the Shareholder who appoints such Officer in question.

5.14.4  Duties and Powers of Chief Financial Officer. Any chief financial officer of the Company shall keep and maintain, or cause to be kept and maintained, books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. He or she shall disburse the funds of the Company as may be ordered by the Board of Directors and shall render to the Board of Directors at their request an account of all his or her transactions as chief financial officer and of the financial condition of the Company. Authorizations with respect to the Company’s depositories, disbursement of funds and related banking matters shall be as set forth in resolutions of the Board of Directors.

5.14.5  Duties and Powers of Vice General Manager. The Vice General Manager shall assist the General Manager and shall have such other powers and duties as may be prescribed by the Board of Directors from time to time after consultation with the General Manager and DNP or Photronics, who is entitled to appoint the Vice General Manager at that time. For the avoidance of doubt, the Vice General Manager, if selected by DNP in accordance with Section 5.14.1 above, shall be counted as one of the Two DNP Appointed Seconded Employees (as defined in Section 6.4 below).

5.14.6  Duties and Powers of Secretary.

(a)  Any secretary of the Company shall attend all meetings of the Board of Directors and all meetings of the Shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for any standing committees when requested by such committee.

(b)  Any secretary of the Company shall keep, or cause to be kept, at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by resolution of the Board of Directors, a register, or a duplicate register, showing the names of all Shareholders and their addresses, Percentage Interests, the number and date of certificates issued for the same (if any), and the number and date of cancellation of every certificate surrendered for cancellation (if any).

5.14.7  General Provisions Regarding Officers.

(a)  The Board of Directors may, from time to time, designate Officers of the Company and delegate to such Officers such authority and duties as the Board of Directors may deem advisable and may assign titles (including, without limitation, president, vice-president and/or treasurer) to any such Officer. Unless the Board of Directors otherwise determines, if the title assigned to an Officer of the Company is one commonly used for Officers of a business corporation, then, subject to the terms of this Agreement, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with such office. Any number of titles may be held by the same Officer.

(b)  Any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Board of Directors for any reason or no reason whatsoever, with or without cause, or such Officer resigns.

5.15	Management Advisory Committee

The Shareholders will establish a management advisory committee (the “Management Advisory Committee”) relating to the following matters:

(a)  *

(b)  advice to the Board of Directors on matters of strategic importance relative to the Company and those matters requiring formal resolution at the board level, including but not limited to * ; and

(c)  review and discussion on the relevant matters that require a Supermajority Vote of Shareholders or Directors in accordance with Sections 5.8 and 5.9.

The composition of the Management Advisory Committee shall consist of six (6) members, three (3) members appointed by Photronics and three (3) members appointed by DNP, and such six (6) members may include the General Manager of the Company at the discretion of the appointed Shareholder. The Management Advisory Committee shall convene regular meetings consistent with the number of meetings of the Board of Director provided however the Management Advisory Committee shall generally meet one to three days in advance of the Board of Directors meeting. The Management Advisory Committee shall discuss the matters listed above. The Management Advisory Committee may at its own discretion put forth resolutions and vote on specific matters to be discussed at the subsequent meeting of the Board of Directors, and may also publish minutes of its meetings and submit such minutes to the Board of Directors, provided however that the Management Advisory Committee shall be an advisory capacity only and shall have no power to vote on or make any decisions with respect to any matters reserved to the Board of Directors; though not obligated to act on any input from the Management Advisory Committee, the Board of Directors will in good faith take inputs raised by the Management Advisory Committee into full consideration.

5.16	Non-Disclosure

The parties acknowledge and agree that Section 9 of the Framework Agreement shall be applied for the proprietary or nonpublic information disclosed by one party to another party in connection with this Agreement.

5.17	Maintenance of Insurance

The Company shall at all times be covered by insurance of the types and in the amounts set forth on Schedule E. Such insurance coverage may be provided through the coverage under one or more insurance policies maintained by the Company or by either Shareholder. A certificate of insurance will be provided by the Company to the Shareholders annually evidencing coverage.

5.18	Related Party Agreements *

ARTICLE 6.
OPERATIONS

6.1	Headquarters

The Company’s world headquarters shall be in Taiwan.

6.2	Operations Plan; Annual Budget

The initial business plan of the Company will be a combined business plan including synergies and is attached hereto as Schedule H. From time to time, but in no event less frequently than annually, the Board of Directors may amend or update a business plan of the Company (collectively with the initial business plan referred to as the “Business Plan”). The Board of Directors will also be responsible for approving an annual budget (the “Annual Budget”) on at least an annual basis at the beginning of each fiscal year.

6.3	DPTT Employees

Unless otherwise agreed by Photronics and DNP, on or before thirty (30) calendar days before the completion of the Merger contemplated under the Merger Agreement, * shall be provided with an offer to become employees of the Company from and after the completion of the Merger contemplated under the Merger Agreement, which contain terms consistent with the following: *

6.4	Company Employees; Seconded Employees

The Company shall employ its own personnel and shall be their exclusive employer. In addition, certain other persons who are employed by a Shareholder or its Affiliates may be assigned by such Shareholder, to work for the Company (“Seconded Employees”). *

6.5	Service Provider Documents

6.5.1  The Company shall have policies applicable to, and ensure that all of its officers, employees and third-party independent contractors, third-party consultants, and other third-party service providers enter into appropriate agreements with respect to, (1) protection of confidential information of the Company, (2) compliance with Applicable Law, and (3) other matters related to the delivery of services to, or employment of such Person by, the Company or its Affiliates. The Company shall have policies applicable to, and ensure that all of its officers and employees enter into appropriate agreements with respect to intellectual property assignment, including invention disclosures, pursuant to which ownership to any intellectual property created in the course of employment with the Company or any of its Affiliates shall be assigned to the Company. The Company shall have policies applicable to, and ensure that all of its third-party independent contractors, third-party consultants, and other third-party service providers that create intellectual property in the course of performing services for the Company, enter into appropriate agreements with the Company with respect to the Company’s ownership of or the Company's right to use such intellectual property. The forms referred to in this Section 6.5.1 are collectively referred to as the “Service Provider Documents.”

6.5.2  Notwithstanding any preceding provisions in this Section 6.5 or elsewhere, no Seconded Employee shall be required to sign any Service Provider Documents, except with respect to acknowledgement of and agreement regarding policies of the Company addressing conduct while performing services at the premises of the Company, such as workplace safety, but excluding matters relating to protection of confidential information of the Company and intellectual property assignment, which issues have been addressed in special Service Provider Documents. The Company shall be responsible for providing such Service Provider Documents, prepared by the Company for each Seconded Employees to the appropriate Seconded Employees, following up to make sure they are signed and for properly storing such forms; and each Shareholder shall cooperate with the Company to require their Seconded Employees to sign such special Service Provider Document when requested to do so by the Company.

6.6	Compensation and Benefits

The Company shall have compensation and benefits programs (including incentive compensation programs) for the employees of the Company *

ARTICLE 7.
DISPOSITION AND TRANSFERS OF INTERESTS

7.1	Holding of Shares

For so long as Photronics or DNP, directly or indirectly, owns Shares in the Company, Photronics or DNP, as applicable, must own and hold such Shares either (a) by itself or (b) through one or more wholly owned (including indirect wholly owned) subsidiaries.

7.2	Transfer Moratorium

7.2.1  Other than as specifically provided in this Section 7.2, no Shareholder may*.

7.2.2  Transfer Notice. If any Shareholder proposes to Transfer any of its Shares, whether directly or indirectly (the “Selling Shareholder”), such Selling Shareholder shall promptly provide written notice (the “Transfer Notice”) to the other Shareholder (the “Non-Selling Shareholder”) describing*.

7.2.3  Right of First Refusal. The Non-Selling Shareholder shall have*.

7.2.4  Co-Sale Right. In the event that the Non-Selling Shareholder does not*.

7.2.5  *.

7.2.6  *.

7.2.7  The restrictions set forth in this Section 7.2 shall not apply to any Transfers by a Selling Shareholder to one or more of its wholly owned (including indirectly wholly owned) subsidiaries as permitted under Section 7.1.

7.2.8  *.

7.3	Purchase and Sale of Remaining Interest

7.3.1  If the Percentage Interest of a Shareholder (the “Minority Shareholder”) is*

7.3.2  The closing of the purchase and sale of the Minority Shareholder’s remaining Interest (the “Minority Closing”) shall take place*

7.3.3  Upon the Minority Closing, the Majority Shareholder shall pay to the Minority Shareholder a sum*.

7.4	Change in Control

7.4.1  The parties will provide at least sixty (60) days but no more than one hundred eighty (180) days notice (the “Change in Control Notice*

7.4.2  If Change in Control occurs to *

7.4.3  Upon the Change in Control Closing,*.

7.5	Purchase and Sale Agreement

In the event of any purchase and sale of Shares under Section 7.3 or 7.4, the parties thereto shall enter into a commercially reasonable agreement to implement such purchase and sale. The parties thereto shall also make the necessary amendments to this Agreement.

ARTICLE 8.
[INTENTIOANLLY DELETED]

ARTICLE 9.
TERM AND TERMINATION OF THIS AGREEMENT

9.1	Term of this Agreement

9.1.1  This Agreement shall enter into force as of the Effective Date, and remain in force throughout the duration of the Company if not terminated earlier as provided for in Section 9.1.2 or 9.2.1.

9.1.2  In the event that one of the Parties ceases to be Shareholder of the Company for any reason, this Agreement is automatically terminated.

9.2	Termination and Cross-termination

9.2.1  Notwithstanding Section 9.1, this Agreement may be terminated by either party at any time, upon notice given to the other part*

9.2.2  The parties agree that:

(a)  the termination of this Agreement shall not (unless otherwise specified in the Transaction Documents concerned) produce the automatic cross-termination of any of the Transaction Documents;

(b)  the termination of any of the Transaction Documents shall not produce the automatic cross-termination of this Agreement;

(c)  the party who terminates this Agreement in accordance with Section 9.2.1 above shall have the right to terminate any or all of the Transaction Documents, to which it is a party without any liability;

(d)  the termination of this Agreement shall not affect the respective rights and obligations of the parties having accrued prior thereto, under this Agreement; and

(e)  the termination rights, remedies and provisions arising from Applicable Laws shall, to the extent not waived or excluded hereby, cumulate with those specified under this Section 9.2.1.

9.3	Right of Terminating Party

The parties agree that the party who terminates this Agreement in accordance with Section 9.2.1 (the “Terminating Party”) shall have the right:

(a)*

ARTICLE 10.
DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

10.1	Limitations

The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 10, and the parties hereto do hereby irrevocably waive, to the extent permitted by Applicable Law, any and all other rights they may have to cause a dissolution, liquidation or termination of the Company or a sale or partition of any or all of the Company Assets in connection with such dissolution or liquidation.

10.2	Exclusive Causes

Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated (each a "Liquidating Event"), unless otherwise set forth in this Agreement:

(a)*
10.3	Effect of Dissolution

The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution (or, if a corporate action of the Company is required by the Act, on the day such corporate action is duly taken), but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 10.5.1 or 11.1 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Shareholders, as such, shall continue to be governed by this Agreement.

10.4	Loss of the Company

In the event that the accumulated losses of the Company*.

10.5	Liquidation

10.5.1  Upon dissolution of the Company, the Board of Directors (or other Person(s) designated by a decree of court) shall act as the “Liquidators” of the Company. The Liquidators shall liquidate the Company Assets, and shall apply and distribute the proceeds thereof as follows unless otherwise provided by the Applicable Law:

(a)  first*

10.6	Dissolution

*

ARTICLE 11.
DISTRIBUTIONS

11.1	Use of Cash

Subject to applicable legal and contractual restrictions and to Section 11.2 and Article 10, Company cash will be treated as follows (in the following order of priority):*

11.2	Distributions Upon Liquidation

Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 10 hereof.

11.3	Withholding

11.1, no right is given to any Shareholder to demand or receive any distribution of property other than cash as provided in this Agreement. *

11.5	Limitations on Distributions

Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board of Directors, on behalf of the Company, shall be required to or shall knowingly make a distribution to any Shareholder or the holder of any Economic Interest on account of its Shares in the Company (as applicable) in violation of the Act or other Applicable Law.

ARTICLE 12.
MISCELLANEOUS

12.1	Amendments

Any provision of this Agreement may be amended if, and only if, such amendment is in writing and is duly executed by each Shareholder, provided however this Agreement will be amended to allow Photronics to implement an Accounting Amendment in accordance with Section 1.6,. Upon the making of any amendment to this Agreement in accordance with the previous sentence, the Board of Directors shall prepare and file such documents and certificates as may be required under the Act and under any other Applicable Law.

12.2	No Waiver

Any provision of this Agreement may be waived if, and only if, such waiver is in writing and is duly executed by the party against whom the waiver is to be enforced. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege nor deemed to extend to any prior or subsequent default, breach or occurrence or affect, in any way, any rights arising by such prior or subsequent default, breach or occurrence.

12.3	Entire Agreement

This Agreement, together with the Schedules and other documents referred to herein and therein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede any and all prior oral and written, and all contemporaneous oral, agreements or understandings pertaining thereto including the Memorandum of Understanding dated April 2, 2013 between Photronics and DNP. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein and in the Schedules and other documents referred to herein and therein.

12.4	Further Assurances

Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary or advisable to effectively carry out the purposes of this Agreement.

12.5	Notices

Unless otherwise provided herein, all notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile and followed up by delivery by overnight carrier under Clause (d) below; (c) ten (10) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an internationally recognized commercial overnight carrier specifying next‑day delivery, with written verification of receipt. All communications will be sent to the addresses, email account or facsimile number listed on Schedule C (or to such other address, email account or facsimile number as may be designated by a party giving written notice to the other parties pursuant to this Section 12.5).

12.6	Governing Law

All questions concerning the construction, interpretation and validity of this Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the laws of Taiwan (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

12.7	Construction; Interpretation

12.7.1  Certain Terms. The words “hereof,” “herein,” “hereto,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” or “includes” is not limited and means “including, or includes, without limitation.”

12.7.2  Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.7.3  Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

12.7.4  Presumptions. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

12.8	Rights and Remedies Cumulative

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.9	No Assignment; Binding Effect

Except as otherwise expressly provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder to any third party, whether by assignment, transfer, Change in Control or other means, without the prior written consent of each other party. Any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Shareholders, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company.

12.10	Severability

If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the parties’ intent in entering into this Agreement.

12.11	Counterparts

This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies or PDF file bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.

12.12	Dispute Resolution; Arbitration

The parties hereby agree that any and all claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance, enforcement, breach, termination or validity of this Agreement, shall be first * .

12.13	Third-Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any third-party creditor of any Shareholder. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto, their respective successors and permitted assigns and, solely with respect to the provision of Section 5.13, each Indemnitee and each other indemnified Person addressed therein.

12.14	Specific Performance

The parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for an granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement in accordance with Applicable Laws.

12.15	Consequential Damages

No party shall be liable to any other party under any legal theory for indirect, special, incidental, consequential or punitive damages, or any damages for loss of profits, revenue or business or damage to reputation or goodwill, even if such party has been advised of the possibility of such damages (it being understood that consequential damages arising from the breach of the confidentiality restrictions set forth in Section 5.16 shall not be considered to fall within any such category of damages).

12.16	Fees and Expenses

Except as otherwise expressly provided in this Agreement and to the extent that the Company pay fees and expenses of the Shareholders, each party hereto shall bear its own fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the legal, accounting and due diligence fees, costs and expenses incurred by such party.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SHAREHOLDERS

PHOTRONICS, INC.

By:
Name:
Title:

DAI NIPPON PRINTING CO., LTD.

By:
Name:
Title:

JV Operating Agreement Signature Page

SCHEDULES A-1 and A-2

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SCHEDULE B

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SCHEDULE C

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SCHEDULE D

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SCHEDULE E

*

SCHEDULE F

*

SCHEDULE G

*

SCHEDULE H

*

SCHEDULE I

*

SCHEDULE J

*

*